EXHIBIT 10.3

LICENSE AGREEMENT
BETWEEN
THAR PROCESS, INC.
AND
GREEN ENVIROTECH CORPORATION

By this Agreement (the "Agreement"), .made on the 18th day of May, 2010 (the "Effective Date"), Thar Process, Inc., a corporation organized under the laws of the Commonwealth of Pennsylvania in the United States of America and having its principal office at 730 William Pitt Way, Pittsburgh, Pennsylvania 15238 United States of America (hereinafter referred to as "Thar"), and Green EnviroTech Corp, a company incorporated in 'Delaware and haying its principal office at 114 S. Main Street, Fond Du Lac, WI 54935 (hereinafter referred to as "Company").

WHEREAS, Thar is the owner of certain intellectual property and know-how relating to technology that allows for methods and apparatuses of processing certain solid materials; and

WHEREAS, Thar and Company desire to enter into a definitive agreement pursuant to which Thar would grant certain rights to Company on the terms and conditions set forth below; and

WHEREAS, Company will be responsible for developing, marketing and selling any products in accordance with the grant of rights hereunder.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I. DEFINITIONS

Terms used in this Agreement with initial letters capitalized shall have the meanings set forth in this Article 1:

1.1.	"Affiliates" means, with respect to any Party, any company controlling, controlled by, or under the common control with such Party during the Term.

1.2.	"Field"means the field of processing plastic and rubber from auto shredder residue.

1.3.
"Improvements" means any inventions (including, without limitation, independently patentable inventions), discoveries and know-how relatedto enhancements, modifications, improvements, additions, refinement of or to and other derivative works to the Method or produced Using the Method that arc developed or invented by either Party or its Affiliates or jointly by the Parties.

1.4.	"License means the right and license granted to Company in Paragraph 2.1.

1.5.	"License Termination" means the expiration or termination of the Agreement pursuant to Article 12.

1.6.
"License Year" means a twelve-month period beginning on the Effective Date or on an anniversary of the Effective Date, so long ast here has been no License Termination. The last License Year will end on License Termination.

1.7.	"Location" means the United States of America and Canada.

1.8
"Method" means the methods and apparatuses disclosed in the Patents and the know-how and trade secrets associated with the Patents and other know-how and trade secrets developed or invented by Thar or its Affiliates (alone or with third parties) for high pressure extraction of auto shredder residue.

1.9.	"Party" shall mean Company or Thar and "Parties" shall mean Company and Thar.

1.10.	"Patents" means:

1.10.1. the patents and patent applications listed in the Appendix A;

1.10.2. the patents that issue from the applications listed in the Appendix A and from divisions and continuations of those applications;

1.10.3. all continuations-in-part of any of the foregoing applications, and resulting patents, directed to the Technology;

1.10.4. all other patent applications owned by Thar or its Affiliates, and resulting patents, directed to and constituting any Method or Improvement;

1.10.5. all and corresponding foreign counterparts; and 1.10.6. any reissues of any of the foregoing.

1.10.5. all and corresponding foreign counterparts; and

1.10.6. any reissues of any of the foregoing.

1.11.	"Product" means any product or service that incorporates or Uses the Technology or that is produced, derived from or rendered Using the Technology.

1.12.	"Technology" means the Patents, Method, any Improvement developed or controlled by Thar, and the know-how of Than relating to the Use of the Method or any Improvement.

1.13.	"Company Improvement" means any Improvement developed by Companyor its Affiliates.

1.14.	"Use" means any form of practice or utilization of the Technology or any portion thereof.

1.15.
"Shredder Residue" means materials generated by metal recyclers that are destined for a land fill or materials that are mined from a metal recycler's mono till, both sets of materials being primarily composed of automobile materials.

ARTICLE 2. LICENSE

2.1.
Thar hereby grants to Company a royalty-bearing right and license (with the right to grant sublicenses as provided in Paragraph 2.6) to Use the Technology in the Field in the Location until License Termination for each of the following: (a) to develop, make, have made, use, lease, offer for sale, sell, have sold, import, export, and market Products, and (b) to develop mprovements.

2.2
As between Thar and Company, Company Improvements shall remain the property of Company; provided, however, that Company shall not practice any Company Improvement whose practice would infringe a Patent except pursuant to the license granted in Paragraph 2.1.

2.3	Thar retains the right to Use the Technology in any field that is nor the Field and in any location that is not the Location and to develop Improvements.

2.4.	The Company shall have the right of first offer to license to Use the Technology in the field in any geography that is not the Location.

2.5.	This Agreement shall not be construed to confer any right or license on Company, whether by implication, estoppels, or otherwise, that is not expressly stated in this Agreement.

2.6.	The Company may grant one or more sublicenses of the License to Affiliates of the Company.

ARTICLE 3. IMPROVEMENTS; INVENTIONS

3.1	Company shall own and retain all right, title and interest in and to any and all Improvements made by Company, including but not limited to the right to file for intellectual property protection.

3.2.	Company hereby grants to Thar a non-exclusive royalty-free right to use Company Improvements solely outside the Field.

3.3.
Until License Termination, and always subject to the confidentiality provisions of this Agreement, Company shall notify Thar within ninety (90) days of any Improvements developed or invented by Company or its Affiliates, alone or jointly with others, and -Thar shall notify Company within ninety (90) days of any Improvements developed by Thar or its Affiliates, alone or jointly with others.

ARTICLE 4. DILIGENCE

4.1.	Until License Termination, Company shall make diligent, good faith efforts to bring Products to market.

4.2.
Company shall deliver to Thar on or before May 26, 2010, a business plan describing Company's proposed Use of the Technology and proposed development and marketing of Products and shall provide similar reports to That on or before December 31 of each year or corresponding with the start of Company's fiscal year until I.icense Termination. Such business plans shall not create any obligation on the part of Company actually to accomplish any of the results or objectives specified in such plans, provided that Company makes a diligent, good faith effort to do so.

ARTICLE 5. ROYALTIES

5.1.
For the License granted hereunder, commencing at the beginning of the third year of the Term, Company shall pay to That running royalties in amount equal to $0.00875 per pound of Shredder Residue produced using any Method for the License granted in this Agreement, except where that Method would infringe one or more issued third-party patents that arc in force in the location where the Shredder Residue is being produced ("Royalty-Bearing Residue"). Royalty payments are payable by Company to "Thar within thirty (30) days of the end of each quarter.

5.2.
In each License Year the Company shall pay to Thar the greater of the sum of the royalty per pound of Royalty-Bearing Residue times the royalty rate set forth above or the minimum royalty set forth below:

License Year	Minimum Royalty
1	None
2	None
3	None
4	US $120,000
5	US $150,000
6	US 5200,000
7 and after	10% year-on-year growth

5.3.
All payments due hereunder shall be paid in full, without deduction of taxes or other fees which may be imposed on Company by any government (which taxes and fees, as betweenThar and Company, shall be paid by Company).

5.4.
Royalty payments shall be paid in United States Dollars at the address of That set forth in below, or at such other place as Thar may reasonably designate. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at PNC Bank (N.A.) or its successor on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

ARTICLE 6. REPORTS AND RECORDS

6.1.
Company shall keep accurate records and books of account in detail sufficient to demonstrate its accurate payment of royalties due under this Agreement. Such records and books of account shall be kept at Company's principal place of business for at least five (5) years following the end of the calendar year to which they pertain and shall be open to inspection by Thar and its agents or professional advisors for the purpose of verifying Company's compliance with this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10)) underpayment of the aggregate royalty clue hereunder for any License Year, Company agrees to pay the full, reasonable cost of such inspection. Company shall also be obligated to pay the full amount of any underpayment, together with interest on the amounts due from the date they were due at the then prevailing prime rate of interest of PNC Bank, within thirty (30) days of its receipt of the results of the inspection.

6.2.
Company, within sixty (60) days after the end of each license Year, shall deliver to Thar a true and accurate report, giving such particulars of the business conducted by Company during the License Year as shall be pertinent to show Company's royalty obligation under this Agreement for the previous License Year. The report shall include at least the following:

6.2.1. Total pounds of Shredder. Residue and Royalty-Bearing Residue material processed bt Company in the License Year; and

6.2.2. Total royalties paid to 'Thar throughout the 1.icensc and the aggregate royalty payable for the entire I.icense Year. If the royalties paid by Company to Thar throughout the license Year are less than the aggregate royalty payable to Thar for license Year, Company shall remit the difference to That along with the year-end report. If the royalties paid throughout the License. Year by Company to 'Thar are more than the aggregate royalty payable to Thar for the 1.icense Year, Thar shall return the difference to Company within thirty (30) days of receiving the year-end report.

6.3.	Company shall have no obligation under this Article with respect to any period after License Termination.

6.4.
Until License Termination, and subject always to the confidentiality provisions of this Agreement, Company shall notify Thar with ninety (90) days of any Improvement developed by Company, and Thar shall notify Company with ninety (90) days of any Improvement developed by Thar.

ARTICLE 7. PATENT PROSECUTION

7.1.	Company shall have no obligation under this Article with respect to any period after License Termination.

7.2
Company shall use commercially reasonable efforts to apply for, prosecute the applications for, obtain prompt issuance of, and, to the extent legally possible, maintain the Patents in the United States and other countries listed in the Appendix A hereto. Company may choose to extend the patent coverage beyond the countries listed in Appendix A. Appendix A may be amended by written agreement of both parties. Company shall also have the right, but not the obligation, to seek patent protection in countries other than those listed on the Appendix A, in which event the patent applications filed in, and the patents issued by, those countries shall be Parents under this Agreement and the term "Location" shall he expanded to include such countries for all purposes of this Agreement. The prosecution, filing and maintenance of the Patents shall be the responsibility of Company; provided, however that Thar reserves the right prosecute, file and maintain any of the Patents. In such case where Thar prosecutes, files or maintains a Patent, Company shall not prosecute, file or maintain that Patent. Company shall consult with Thar concerning each document proposed to be submitted to a government patenting agency prior to its submission and shall provide to that copies of all documents submitted to or received from any such agency. Company discretion that it would be unsuccessful despite its diligent, commercially reasonable efforts. If Company properly determines to abandon any Patent, it will notify That no later than thirty (30) days prior to any filing deadline, and in such event Thar will have the right to continue such prosecution or maintenance at its own expense.

7.3.	Payment of all fees and costs incurred after the Effective Date relating to the tiling, prosecution, and maintenance of the Patents and Improvements shall be the responsibility of Company.

7.4.
Thar shall, at Company's cost, execute such documents and do any other such thing as is reasonably required by Company to perfect or record the grant of rights under this Agreement in any national or supra-national patent office or as is reasonably required by Company to progress the prosecution of the Patents by Company before any national or supra-national patent office.

ARTICLE 8. INFRINGEMENT

8.1.
Until License Termination, each Party shall inform the other in writing of(a) any infringement of the Patents by a third part promptly upon becoming aware of such infrthgement, and (b) any claim that the Technology or any exercise or practice of the Technology infringes the right of any third party, promptly upon becoming aware of the claim.

8.2.
Company shall have the first right, but shall not be obligated, to prosecute at its own expense infringements of the Patents occurring prior to License Termination. At Company's request and expense, Thar will join Company as a plaintiff in any such prosecution and shall indemnify Thar against any order for costs that may be made in such .proceedings.

8.3.
If within six (6) months after having received notice of any alleged infringement, Company shall have been unsuccessful in persuading the alleged infringer to cease and desist and shall not have brought and shall not he diligently prosecuting an infringement action, or if Company shall notify the other Parties at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, Thar shall have the second right, but shall not be obligated, to prosecute at its own expense any infringement of the Patents, and at Thar's request the Company will join That as a plaintiff in such suit, without expense to Company, and in such event Thar shall indemnify the Company against any order for costs that may be made in such proceedings.

8.4.	The Party or Parties who prosecute a claim or counterclaim for infringement of the Patents shall be entitled to retain the proceeds of the claim or counterclaim.

8.5.
Each Party shall have the right, but not the obligation, to participate, at its own expense, in the defense of any claim that the Technology or any practice or exercise of the Technology infringes the rights of any thlid party.

8.6.
A Party may not enter into any settlement, consent judgment or other voluntary final disposition of any suit for infringement of the Patents, or of any suit for infringement of third-party rights by the Technology or any exercise or practice of the Technology, without the consent of the other Party, which consent shall not unreasonably be withheld.

8.7.
Each Party shall, at the request and expense of the Party prosecuting or defending the suit under this Article, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and other evidence.

8.8.	Thar shall not have any liability to Company if it is determined that the Technology or the exercise or practice thereof infringes the rights of any third party.

ARTICLE 9. CONFIDENTIAL INFORMATION

9.1.
Each of Thar and Company (the"Receiving Party") shall keep strictly confidential any confidential information disclosed by the other Party (the "Disclosing Party') or otherwise made available to the Receiving Party concerning the Technology, Patents, either Parry's performance of this Agreement or otherwise concerning the business, operations, trade secrets, or other proprietary information of the Disclosing Party. (whether in written media or otherwise) ("Confidential Information"), using at least the same degree of care that it uses to protect its own confidential or proprietary information but not less than a reasonable degree of care. "Confidential Information" does not include information:

9.1.1. that is or becomes genet-ally available to the public other than as a result of disclosure of it by the Receiving Party;

9.1.2. that is lawfully received by the Receiving Party on a nonconfidential basis from a third party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party;

9.1.3. that by written evidence can be shown by the Receiving Party to have been independently developed by the Receiving Party; or

9.1.4. which the Receiving Party establishes by competent proof was in its possession at the time of disclosure by the Disclosing Party and was not acquired, directly or indirectly from the Disclosing Party.

9.2.
Each Party shall maintain the confidentiality of the provisions of this Agreement and, without the prior written consent of the other Party, neither Party shall disclose any of its provisions to any third party except for such disclosures as may be required by applicable law or by regulation.

9.3.
The Receiving Party shall use Confidential Information solely for the purposes of this Agreement and the transactions contemplated by it and shall not disclose or disseminate any Confidential Information to any Person at any tune, except for disclosure to those of its directors, officers, employees, accountants, attorneys, advisers and agents whose duties reasonably require them to have access to Confidential Information, and who agree in writing to maintain the confidentiality of the Confidential Information to the same extent as if they were Parties to this Agreement.

9.4.
The foregoing confidentiality and nondisclosure obligations do not apply to information that is required to be publicly disclosed by law or by regulation; provided, however, that, in such event, the Receiving Party provides the Disclosing Party with prompt advance notice of any disclosure so that the Disclosing Party has the opportunity to seek a protective order or other appropriate remedy.

9.5	The confidentiality and nondisclosure obligations of this Article will survive the expiration or termination of this Agreement for a period of five years.

ARTICLE 10. INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1
Company shall at all times defend, indemnify and hold harmless Thar and their respective directors, officers, employees, affiliates and agents, against and from all claims, proceedings, demands, liabilities, penalties, and damages of any kind whatsoever, includinglegal expenses and reasonable attorneys' fees, arising out of the but not limited to claims for death, personal injury, or damage to property, arising out of:

10.1.1.	any harm or loss caused by a Product of Company;

1.0.1.2.	any production, distribution, demonstration, sale, use, lease, consumption, disposal, or advertisement of any Product of Company;

10.1.3.	any Use of the Technology by Company; or

10.1.4.	any breach of any obligation of Company under this Agreement.

10.2.
Company shall obtain and carry in full force and effect commercial, general liability insurance which shall protect Company and That with respect to events covered by Paragraph 10.1 above. Such insurance shall be written by an insurance company having a Best rating of [A+] or better, shall list Thar as additional named insureds, shall be endorsed to include product liability coverage, and shall require thirty (30) days written notice to be given to 'liar prior to any cancellation or material change thereof. The limits of such insurance shall not be less than five hundred thousand US dollars ($500,000) per occurrence with an aggregate of one million US dollars ($1,000,000) for personal injury or death, and five hundred thousand US dollars ($500,000) per occurrence with an aggregate of one million US dollars (S1,000,000) for property, damage. Company shall provide Thar with Certificates of Insurance evidencing such insurance. The obligations of Company under Paragraphs 10.1 and 10.2 of this Agreement will survive the termination of the Agreement until statute of limitations applicable to the final sale of Product allowed under Paragraph 12.5 of this Agreement has expired.

10.3.
EXCITT ASOTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THAR AND ITS DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (A)MAKE NO REPRESENTATION TO COMPANY RELATING TO THIS AGREEMENT, THE TECHNOLOGY, OR THE PATENTS, AND (B) EXTEND NO WARRANTY OF ANY KIND TO COMPANY OR ITS SUBLICENCEES, WHETHER EXPRESS ()R IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF (i) MERCHANTABII.ITY, (ii) FITNESS FOR A PARTICULAR PURPOSE, (iii) VALIDITY OF PATENT CLAIMS ISSUED OR PENDING, OR (iv) ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY BY THAR THAT THE PRACTICE BY COMPANY OF TI-11 TECHNOLOGY SHALL NOT INFRINGE THE PATENTS OF ANY THIRD PARTY.

ARTICLE 11. ASSIGNMENT

11.1.
Neither Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld. The foregoing notwithstanding, either Party, by written notice to the other Party, may assign its rights and obligations under this Agreement to an acquirer of all or substantially all the assets of the Party whether by merger, transfer of assets, or other transaction. In the case of such an assignment„ the assigning Party shall have no further obligation under this Agreement other than to perform fully all the obligations of such Party under this Agreement that arose prior to the assignment. Any attempted assignment in violation of this Article shall be void.

ARTICLE 12. TERM AND TERMINATION

12.1.
Unless terminated sooner, the term of this Agreement shall be from the date first written above until the date that is the last to occur of: (a) twenty (20) years or (b) the expiration of the last Patents ("Term").

12.2
If Company ceases conducting business in the normal course, becomes insolvent or bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, permits the appointment of a receiver for its business or assets or enters into any bankruptcy proceeding, whether voluntary or involuntary, the Agreement shall terminate the day preceding the occurrence of any such. insolvency event.

12.3
Upon any material breach or default of this Agreement by Company, 'liar shall have the right to terminate the Agreement effective on thirty (30) days' notice to Company. Such termination shall become automatically effective unless Company shall have cured the material breach or default prior to the expiration of the thirty (30) day period, provided, however, that such ninety (90) day period shall be extended so long as Company has promptly commenced and is continuing to make diligent, good faith efforts to effect a cure and such efforts are reasonably likely to effect a cure within a reasonable time. Nothing in this Paragraph 12.3 shall prevent or delay an immediate termination under Paragraph 12.2.

12.4.
Thar shall have the right to terminate the Agreement at any time upon thirty (30) days' written notice to Company in the event amount of the royalties payable to Thar pursuant to Section 5.1 during any License Year is less than the minimum royalty specified in Section 5.2

12.5.
Company may, after License 'Termination, complete the processing of Products in the process of being processed at the time of License Termination and sell the same and shall with respect thereto maintain the records and submit the reports required by Article 6 hereof and par the royalties required by Article 5 hereof.

ARTICLE 13. NOTICES AND OTHER COMMUNICATIONS

13.1.
Any notice or other communication to be given to a Party pursuant to this Agreement shall be sufficiently made or given, and shall be effective on the date of mailing, if made in writing and sent by certified first class mail, postage prepaid, addressed to the Party at its address below or at such other address as the Party may designate by written notice given to the other Par

In the case of Thar:

Dr. Lahr Chordia
That Process, Inc.
730 William Pitt Way
Pittsburgh, PA 15238

In the case of Company:

Green Enviro Tech Corp
114 S. Main St. Suite 201
Fond Du Lac, WI, 54935

ARTICLE 14. MISCELLANEOUS PROVISIONS

14.1.	This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Pennsylvania in the United States of America.

14.2.
The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

14.3.
The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under applicable law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

14.4.
The failure of either Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party.

[INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO LICENSE AGREEMENT BETWEEN THAR AND GREEN ENVIROTECH CORP]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first set forth above.

Thar Process, Inc.	Green EnviroTech Corp
/s/ Lalit Chordia	/s/ Gary De Laurentiis
Printed Name: Lalit Chordia	Printed Name: Gary De Laurentiis
Title: President and CEO	Title: CEO

APPENDIX A.
Patents, Patent Applications and Jurisdictions

1..United States Patent(s): US 5,850,934 Pressure Vessel with Self-Energizer Seal

2. United States Patent Application(s): US 11/103,673, Continuous processing and solids handling in near-critical and supercritical fluids

3. Location: United States, Canada, and additional jurisdictions in which patents are to be filed, prosecuted, and maintained pursuant to Article 7: